EXHIBIT 10(d)







August 28, 2002


Mr. Brian Priddy
550 Bailey Ave.
Ft. Worth, TX  76107


Re:  Revised Employment Agreement


Dear Brian:

This letter is to confirm our agreement as of August 18, 2002, that you will continue to be employed by The Bombay Company, Inc. ("Company") on the following terms:

Your position will remain Executive Vice President-Operations. With the departure of the company's CEO, you will serve as Chairman of the interim Executive Committee, which will manage the day to day business of the Company until a new CEO is selected. Until further action by the Board, your base salary is being adjusted to an annualized amount of $300,000, and your bonus participation, assuming the Company successfully reaches its 2002 financial plan, is being revised to $150,000.

The Board of Directors has further approved a revised severance arrangement for you. If you are terminated not for cause, you will receive salary continuation (base salary only) for a period of up to twenty four (24) months, with twelve (12) months guaranteed and twelve (12) months subject to offset by earnings from subsequent employment. You understand and agree that your employment is at-will and may be terminated by the Board at any time, with or without cause.

In the event of a "Change of Control," as defined in Exhibit "A," attached hereto, the restricted stock and stock options previously granted to you shall immediately vest and be deliverable to you and exercisable by you commencing on the date of the Change of Control event. The severance provisions of this letter will likewise become operational at your election in such a Change of Control event.

This letter supersedes your employment letter of April 13, 1998. If this letter accurately reflects your revised agreement, please sign and return one copy of this letter to me at your earliest opportunity.



                                        Sincerely,

                                        /S/MICHAEL J. VEITENHEIMER
                                        Michael J. Veitenheimer
                                        Vice President, Secretary and General
                                        Counsel



/S/BRIAN PRIDDY                         September 9, 2002
Brian Priddy                            Date








EXHIBIT "A"

A "Change of Control" of the Company, unless otherwise determined by the Board, shall be deemed to have occurred upon the happening of any of the following events:

(i) the acquisition, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange
Act) of beneficial ownership of 20% or more of either the then outstanding shares of Common Stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; provided, however, that any acquisition by the Company or any of its subsidiaries, or any employee benefit plan (or related trust) of the Company or its subsidiaries, or any corporation with respect to which following such acquisition, more than 50% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Common Stock and voting securities of the Company immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the then outstanding shares of Common Stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, as the case may be, shall not constitute a Change of Control;

(ii) individuals who, as of January 1, 1996, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to such date whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company (as such terms are used in rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or

(iii) approval by the shareholders of the Company of a reorganization, merger or consolidation of the Company, in each case, with respect to which the individuals and entities who were the respective beneficial owners of the Common Stock and voting securities of the Company immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of Common Stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation, or a complete liquidation or dissolution of the Company or of the sale or other disposition of all or substantially all of the assets of the Company.